                                                                   Exhibit 10.28

                              RETIREMENT AGREEMENT

         This RETIREMENT AGREEMENT (the "Agreement") is effective as of February 10, 2003 (the "Effective Date"), by and between IndyMac Bancorp, Inc., a Delaware corporation (the "Company"), and David S. Loeb ("Executive").

         In consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Retirement; Termination of Employment Agreement.

                  (a) Retirement. Executive and the Company hereby acknowledge Executive's retirement, effective as of the Effective Date, as an officer and director of the Company under Section 5(a) of that certain Employment Agreement, dated as of December 30, 1998, by and between the Company and Executive (the "Employment Agreement"), and the parties hereby waive the termination notice provisions of Section 5(f) of the Employment Agreement.

                  (b) Termination of Employment Agreement. The parties hereby terminate the Employment Agreement by mutual written consent, effective as of the Effective Date. This Agreement is intended as a stipulated settlement of all rights and benefits of Executive following this termination of the Employment Agreement. Except to the extent Executive is vested with respect to benefits under other employee benefits plans of the Company, Executive is not entitled to any payments or other benefits from the Company other than as provided in this Agreement.

         2. Termination Bonus. As soon as practicable after the Effective Date, the Company shall pay to Executive a one-time termination bonus of $1,000,000, as provided in Section 4(g) of the Employment Agreement.

         3. Disability Payments. Until the tenth (10th) anniversary of the Effective Date or until Executive's death, whichever comes first (the "Continuation Period"), the Company agrees to pay Executive, in accordance with the Company's normal payroll policies, the sum of $420,000 per year, less any amount of cash payments actually received by Executive under any of the Company's disability benefit plans, disability insurance policies or tax qualified defined benefit pension plans.

         4. Continuation of Welfare Benefits. During the Continuation Period, the Company shall make its standard health and similar welfare benefits available to Executive and his family on the same terms and charges as such benefits are made generally available to employees of the Company from time to time. Provided, however, that if the Executive becomes re-employed with another employer and is able to receive such benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan or plans during such applicable period of eligibility.

         5. Restricted Stock. As of February 18, 2003, the Management Development and Compensation Committee of the Board of Directors of the Company (the "MD&C Committee") shall accelerate the vesting of all unvested shares of restricted stock held by Executive on the Effective Date.

         6. Stock Options. As of the Effective Date, the Management Development and Compensation Committee of the Board of Directors of the Company (the "MD&C Committee") shall accelerate the vesting of all unvested options to purchase shares of common stock of the Company held by Executive on the Effective Date. Any options held by Executive to purchase Company stock shall remain exercisable for a period of twelve (12) months after the Effective Date, at which time they will expire. In the event of Executive's death during such twelve (12) month period following the Effective Date, the stock options may be exercised by Executive's designated beneficiary.

         7. Outstanding Business Expense Reimbursements, Computer Equipment. As of the Effective Date, Executive hereby advises the Company that his only outstanding expenses for which he seeks reimbursement from the Company are air travel expenses incurred in 2002 in the amount of $32,279.55. The Company agrees to reimburse these expenses and to reimburse future expense of the Executive only as set forth in Section 8(b) hereof. Any subscription services (such as journals or on-line services) of Executive currently paid for by the Company shall be either discontinued or converted to Executive's name for his future payment after the Effective Date. Executive shall be permitted to retain ownership of all computer equipment previously purchased by the Company, which he currently has in his possession at both his Florida and Nevada residences.

         8.       Appointment as Chairman Emeritus; Duties; Restrictive
Covenants.

                  (a) Appointment as Chairman Emeritus. The Company hereby appoints Executive, and Executive consents to his appointment, to the position of Chairman Emeritus to serve as an advisor and consultant to the Company and its subsidiaries on such business matters as the Board of Directors of the Company may determine from time to time.

                  (b) Duties. Subject to any health limitations of Executive, Executive hereby covenants and agrees that during the Continuation Period he will make himself available to the Company on a consulting basis to provide advice on policy matters with respect to the business and affairs of the Company. Such consultation shall be provided as the Board of Directors or senior management of the Company may reasonably request and Executive may reasonably agree from time to time. Executive will also attend meetings as reasonably requested by the Company at mutually convenient times and places to provide advice and consultation on such business matters as the Board of

Directors or senior management of the Company may reasonably request. Executive shall be entitled to reimbursement for reasonable business and travel-related expenses, for himself and his spouse, for first class air fare, lodging, meals and ground transportation incurred in connection with the performance of his duties hereunder, including expenses incurred in connection with attending the Annual Shareholders' meeting and one additional Board of Directors' meeting per year. For the 2003 Annual Shareholders' meeting only, the Company hereby agrees to reimburse Executive up to $40,000, for the expense of a charter air flight from Florida to California.

                  (c) Restrictive Covenants. Executive further covenants and agrees that during the term of this Agreement, he will maintain strict confidentiality concerning the non-public affairs of the Company. Executive will refrain from entering into an employment or consulting arrangement with, or from supplying any information or materials to, any direct or indirect competitor of the Company or its subsidiaries. In the event the Executive is not certain whether an enterprise is a direct or indirect competitor of the Company or any of its subsidiaries, he shall promptly notify the Company's Board of Directors of the name of such enterprise, and the Company's determination shall be binding and conclusive.

         9.       General Release.

                  (a) Except for the rights and obligations created by this Agreement, Executive hereby releases, acquits and forever discharges the Company, its subsidiaries and its affiliates and all their respective successors, assigns, directors, employees, agents, officers, trustees, stockholders, attorneys and insurers (collectively, the "Released Parties") from any claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, whether in law or in equity, which Executive had or has or may claim to have by reason of any and all matters from the beginning of time to the present, including, but not limited to, claims for wrongful termination, wrongful demotion, breach of contract, breach of the implied covenant of good faith and fair dealing, harassment, fraud, misrepresentation, intentional and negligent infliction of emotional distress, reimbursement of employee expenses, reimbursement of medical expenditures, violation of civil rights, defamation, conspiracy, severance pay, denial of pension benefits, claims for workers' compensation benefits, claims under the Labor Code of the State of California or similar laws of any other jurisdiction, claims under the federal and state Wage and Hours laws and claims for discrimination based on race, color, national origin, gender, religion, pregnancy, marital status, sexual preference, age or disability (including AIDS or HIV-positive status), under federal and state law, including without limitation, claims under the Age Discrimination in Employment Act.

                  (b) Executive agrees that if Executive commences, joins in, or in any other manner attempts to assert a claim released herein against the Released Parties, or any of them, Executive shall return to the Company all compensation specified in Sections 2 and 3 above and shall pay all costs and expenses, including legal fees, incurred by the Company or any other Released Party in defending against any such claim or claims; provided, however, that the foregoing provision shall not apply to any claim by Executive for unemployment insurance compensation from the State of California.

         10. Release of Unknown and Unsuspected Claims. Executive specifically and expressly waives all rights under the provisions of Section 1542 of the Civil Code of California, or any similar provision of law in any other jurisdiction. Section 1542 provides as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         Thus, for the purposes of effecting a complete settlement of all claims which Executive may have or claim to have against the Released Parties, Executive waives and releases any and all claims against all Released Parties, including claims which are unknown and unsuspected as of this time.

         11.      Miscellaneous.

                 (a) Successors. This Plan Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement.

                  (b) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modification or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                  (c) Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Plan Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

                  (d) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of California will govern this agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  (e) Non-Disclosure of this Agreement. Executive understands and agrees that this Agreement and the terms hereof are confidential, and hereby agrees not discuss the same with any other person, including, without limitation, employees, former employees of the Company, and members of the media, except that Executive may disclose this information to his attorney, accountant or other professional advisor to whom disclosure must be made in order for them to render professional services to Executive.

                  (f)      Parties' Full Understanding.

                           (i)      Executive hereby expressly acknowledges that
he has been advised by the Company to consult with legal counsel before executing this agreement. In addition, the Company has agreed to pay for reasonable attorneys' fees in connection with such review.

                           (ii)     Each party represents and warrants that each
party has had the opportunity to discuss this Agreement with such party's legal and financial consultants, that such party has carefully read and understands each provision hereof, and that such party is entering into this Agreement voluntarily.

                  (g) Right of Revocation. If Executive should choose to enter into this Agreement, he will so indicate by signing the attached copy of this Agreement and returning it to the Company no later than twenty-one (21) days following the date of this Agreement, which is the date on which Executive acknowledges having received a copy of this Agreement. If Executive does so, he will have the right for a period of up to, but not to exceed, seven (7) days from the date he signs this Agreement to revoke it by furnishing written notice of such revocation to the General Counsel of the Company. This Agreement will not become effective or enforceable until the aforementioned revocation period has expired.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            INDYMAC BANCORP, INC.

ATTEST

____________________                By: ____________________________
Secretary                           Title: _________________________

                                    EXECUTIVE

                                    ________________________________
                                    David S. Loeb

                    REVIEW OF RETIREMENT AGREEMENT BY COUNSEL

I, David S. Loeb, hereby acknowledge that IndyMac Bancorp, Inc. (the "Company") has advised me to have that certain Retirement Agreement, by and between myself and the Company, review by counsel of my choice. In addition they have offered to pay the reasonable expense of such review.

I hereby expressly waive the opportunity to have the Retirement Agreement reviewed by outside counsel, and make such waiver freely and voluntarily.

_____________________                                Date:______________________
David S. Loeb